 Exhibit 99.1

CorMedix Inc. Reports Fourth Quarter and Full Year 2016
Financial Results and Provides Business Update

Conference Call Scheduled for Today at 8:30 a.m. Eastern Time

Recent Corporate and Clinical Highlights:

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Surpassed enrollment midpoint in pivotal Phase 3 “LOCK-IT 100” study of Neutrolin® in hemodialysis patients; On track to complete enrollment as planned
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Enhanced the senior leadership team with appointment of Robert W. Cook as Chief Financial Officer; Judith R. Abrams, M.D., as Chief Medical Officer; and John L. (Jack) Armstrong as Executive Vice President of Technical Operations and Head of Human Resources
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Formally started the preclinical work with the POETIC group to evaluate CRMD-005 in combination with vincristine to treat pediatric cancers

Anticipated Milestones:

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Complete enrollment in LOCK-IT 100 study by year-end 2017; Report top-line data in the second half of 2018
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Anticipate the commencement of the second Phase 3 “LOCK-IT 200” study in oncology patients by year-end 2017
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Advance preclinical studies of taurolidine-based cancer therapy under POETIC collaboration

Bedminster, NJ – March 17, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today provided its corporate update for the fourth quarter and full year ended December 31, 2016. CorMedix will host a conference call today, March 17, 2017, at 8:30 a.m. Eastern Time to discuss the Company’s recent corporate developments and financial results.

Khoso Baluch, Chief Executive Officer of CorMedix, said, “The fourth quarter of 2016 and early 2017 are marked by significant clinical execution for our lead candidate Neutrolin for the prevention of central venous catheter-related bloodstream infections. Through our successful efforts to overcome certain challenges and accelerate enrollment of hemodialysis patients into our Phase 3 LOCK-IT 100 study in the U.S., we are pleased to report that we have surpassed the midpoint of study enrollment. We are currently enrolling patients at greater than 50% of our target clinical trial sites and we continue to activate and enroll patients regularly at additional sites. Importantly, we remain on track to complete study enrollment as planned by year-end 2017. Our core focus remains on securing FDA approval and commercializing Neutrolin in the U.S., and we believe we are well on our way toward achieving that goal.”

Mr. Baluch continued, “A critical component of our success will be the senior leadership we have in place to ensure our programs run efficiently. Recently, we were pleased to add Robert Cook, Dr. Judith Abrams, and Jack Armstrong to our management team, bringing decades of clinical, fundraising, strategic and operational expertise that will benefit CorMedix as we advance Neutrolin and explore additional opportunities to build value for our taurolidine-based pipeline.”

“Looking beyond Neutrolin, we are excited to work with the leading cancer centers that comprise the POETIC group to pursue development of a novel taurolidine-based combination therapy for the treatment of pediatric cancers, including neuroblastoma and osteosarcoma. We look forward to the in vitro and in vivo studies to explore the potential of this combination therapy, and its potential advancement to human clinical studies in the future.”

For the full year 2016, the Company recorded a net loss of $24.6 million, or $0.65 per share, compared with a net loss of $18.2 million, or $0.58 per share during 2015. The 2016 net loss was driven by a Loss from Operations of $24.8 million, which resulted from a significant increase in clinical trial expenses, CMC and other Neutrolin-related development expenses, and new product development expenses, partially offset by a decline in SG&A expenses. Cash used in operations during 2016 amounted to $22.2 million, a 78% increase over 2015’s cash use of $12.5 million, primarily due to the ramp up of the LOCK IT 100 clinical trial and other R&D expenses. $6.2 million of the cash use was funded via the Company’s “At the Market” program, with the balance drawn from existing cash on hand. As of December 31, 2016, the Company has availability of an additional $4.1 million via the ATM program.

Cash on hand as of December 31, 2016, was $20.2 million, including short term investments, compared with $35.4 million as of December 31, 2015. Based on the Company’s cash resources at year-end and the expected cost of the Phase 3 clinical trial in hemodialysis catheters in the U.S., the Company expects that its existing cash and short-term investments will be insufficient to fund operations through 2017. The Company is exploring various funding opportunities while it aims to optimize its cash.

Mr. Baluch concluded, “We are committed to unlocking significant long term value for our shareholders by successfully completing our Phase 3 studies and launching Neutrolin into a broad and sizable U.S. market upon potential approval. We look forward to continued clinical execution over the coming months.”

Conference Call Information:

Please call five minutes before the conference call is scheduled to begin.
Dial-In (Toll Free)            877-407-8031
International Dial-In         201-689-8031

The live audio webcast will be accessible via the Events section of the CorMedix website.

A replay of the teleconference will be available until 11:59 p.m. on March 24, 2017.
Replay Number:               877-481-4010
Replay International:        919-882-2331
Conference ID:                 10273

About CorMedix Inc.

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical study in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 study in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, contributing to potentially accelerated FDA review and up to 10 years of market exclusivity upon potential U.S. approval. It is already a CE Marked product in Europe and other territories. For more information visit: www.cormedix.com.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of the planned and ongoing Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; CorMedix’s ability to obtain financing to support its research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including the planned Phase 3 trial of Neutrolin in oncology patients and the marketing of Neutrolin in countries other than Europe; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks associated with the launch of Neutrolin in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's dependence on its collaborations and its license relationships; CorMedix's ability to maintain its listing on the NYSE MKT; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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